EX-99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Foundation Funds of our report dated May 20, 2021, relating to the financial statements and financial highlights, which appears in Delaware Strategic Allocation Fund’s Annual Report on Form N-CSR for the year ended March 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2021